EXHIBIT 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2018

Upland Software, Inc./Logiciels Upland Inc.
Upland Software I, Inc.
Upland Software II, LLC
Upland Software IV, LLC
Upland Software V, Inc.
Upland Software VI, LLC
Upland Software VII, LLC
Upland IX, LLC
Ultriva, LLC
Advanced Processing & Imaging, Inc.
PowerSteering Software Limited
Omtool, Ltd.
RightAnswers, Inc.
Waterfall International, Inc.
Qvidian Corporation
InterFax Communications Limited
InterFax US Inc.
Return Fax 2000 Ltd
Data Guard Limited
References-Online, Inc. dba ROInnovation
Boulder Logic, LLC
Rapide Communication Ltd.
Rant & Rave Limited
Wire-E Limited
66099 Limited
Adestra, Inc.
Adestra Limited
Adestra Pty Limited